As filed with the U.S. Securities and Exchange Commission on April 24, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NVIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	94-3177549
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2788 San Tomas Expressway, Santa Clara, CA 95051
(Address of principal executive offices) (Zip code)

The Mellanox Technologies, Ltd. Fourth Amended and Restated Global Share Incentive Plan (2006)
The Mellanox Technologies, Ltd. Global Share Incentive Assumption Plan (2010)
The Amended and Restated EZchip Semiconductor Ltd. 2009 Equity Incentive Plan
The EZchip Semiconductor Ltd. 2003 Amended and Restated Equity Incentive Plan
(Full title of the plans)

Timothy S. Teter
Executive Vice President, General Counsel and Secretary
NVIDIA Corporation
2788 San Tomas Expressway
Santa Clara, CA 95051
(408) 486-2000
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:
Jonn R. Beeson, Esq.
Jones Day
3161 Michelson Drive, Suite 800
Irvine, California 92612-4408
(949)553-7528

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share	1,779,900 shares	$275.94	$491,145,606.00	$63,750.70

(1)
Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant’s common stock (the “Common Stock”) that become issuable under the underlying plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on April 21, 2020, as reported on the Nasdaq Global Select Market.

(3)	The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share (2)	Aggregate Offering Price
Shares reserved for issuance under the Mellanox Technologies, Ltd. Fourth Amended and Restated Global Share Incentive Plan (2006)	1,775,000 shares	$275.94	$489,793,500.00
Shares reserved for issuance under the Mellanox Technologies, Ltd. Global Share Incentive Assumption Plan (2010)	1,500 shares	$275.94	$413,910.00
Shares reserved for issuance under the Amended and Restated EZchip Semiconductor Ltd. 2009 Equity Incentive Plan	1,000 shares	$275.94	$275,940.00
Shares reserved for issuance under the EZchip Semiconductor Ltd. 2003 Amended and Restated Equity Incentive Plan	2,400 shares	$275.94	$662,256.00
Proposed Maximum Aggregate Offering Price			$491,145,606.00
Registration Fee			$63,750.70

EXPLANATORY NOTE

On March 10, 2019, NVIDIA Corporation (the “Company” or the “Registrant”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with NVIDIA International Holdings Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Parent”), Mellanox Technologies Ltd., a company organized under the laws of the State of Israel (“Mellanox”), and Teal Barvaz Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of Parent (“Merger Sub”). On April 27, 2020, the transactions contemplated by the Merger Agreement will be consummated and Merger Sub will merge with and into Mellanox (the “Merger”), with Mellanox continuing as the surviving corporation and a wholly owned subsidiary of Parent.

At the effective time of the Merger (the “Effective Time”), the Registrant will assume restricted share units (each, an “Assumed Mellanox RSU”) and performance share units (in an amount representing the maximum number of shares issuable upon achievement of the award performance goals, each, an “Assumed Mellanox PSU”) granted pursuant to the (i) Mellanox Technologies, Ltd. Fourth Amended and Restated Global Share Incentive Plan (2006), (ii) Mellanox Technologies, Ltd. Global Share Incentive Assumption Plan (2010), (iii) Amended and Restated EZchip Semiconductor Ltd. 2009 Equity Incentive Plan and (iv) EZchip Semiconductor Ltd. 2003 Amended and Restated Equity Incentive Plan.

Each Assumed Mellanox RSU will be subject to substantially the same terms and conditions as applied to the Assumed Mellanox RSU immediately prior to the Effective Time, except that the number of shares of the Registrant’s Common Stock subject to each Assumed Mellanox RSU will be adjusted in accordance with the terms of the Merger Agreement. Each Assumed Mellanox PSU will be subject to substantially the same terms and conditions as applied to each Assumed Mellanox PSU immediately prior to the Effective Time, except that, pursuant to the terms of the Merger Agreement, the performance-vesting conditions will be deemed satisfied at the level determined by the Board of Directors of Mellanox. Further, pursuant to the terms of the Merger Agreement, each Assumed PSU will be automatically converted, at the Effective Time, into restricted share units of the Registrant’s Common Stock. Accordingly, no more than the maximum number of shares of the Registrant’s Common Stock that are being registered hereunder will be issuable in connection with the Assumed Mellanox RSUs and the Assumed Mellanox PSUs.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to the participants in the Plan pursuant to Rule 428(b)(1). Such document(s) are not being filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated by reference into this Registration Statement:

(a) The Company’s Annual Report on Form 10‑K (File No. 000-23985) for the fiscal year ended January 26, 2020, filed with the SEC on February 20, 2020;

(b) The Company’s Current Reports on Form 8-K, filed with the SEC on March 10, 2020, March 31, 2020 and April 17, 2020 (to the extent such reports are filed, not furnished); and

(c) The description of the Company’s common stock which is contained in the Company’s Registration Statement on Form 8-A (File No. 000-23985) filed with the SEC on January 12, 1999 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any other amendment or report filed for the purpose of updating such description.

All documents filed by the Company (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

Not applicable.
Item 5.     Interests of Named Experts and Counsel.
Not applicable.
Item 6.     Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company’s Bylaws, as amended and restated on November 29, 2016, require the Company to indemnify its directors and executive officers, and permit the Company to indemnify its other officers, employees and other agents, to the extent permitted by Delaware law.

The Company has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law.

In addition, the Company’s Amended and Restated Certificate of Incorporation provides that its directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Pursuant to the Merger Agreement, from and after the Effective Time, Mellanox shall (and Parent shall cause Mellanox to) indemnify and hold harmless all past and present directors and officers of Mellanox or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Mellanox or any of its subsidiaries (collectively, together with such persons’ heirs, executors, administrators and assigns, the “Covered Persons”) to the fullest extent permitted by law, against any costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Covered Person to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action or investigation, whether civil, criminal, administrative or investigative, arising out of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity at the request or for the benefit of Mellanox). From and after the Effective Time, Parent and Mellanox shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any action or investigation with respect to the matters subject to the foregoing indemnification in accordance with the procedures (if any) set forth in the organizational documents of Mellanox or its applicable subsidiary and indemnification agreements, if any, in existence on March 10, 2019.

In addition, pursuant to the Merger Agreement, until April 27, 2027, provisions in the organizational documents of Mellanox and its subsidiaries concerning the indemnification and exoneration (including provisions relating to expense advancement) of such entities’ officers, directors, employees and agents must be no less favorable that the provisions in such documents applicable as of March 10, 2018.

Furthermore, pursuant to the Merger Agreement, Mellanox will be required to maintain until April 27, 2027, effective directors’ and officers’ liability insurance covering the Covered Persons, on terms not less favorable than the terms of such existing policies, subject to certain limitations. In addition, prior to the Effective Time, Mellanox purchased a six-year prepaid “tail policy” for the non-cancellable extension of Mellanox’s then existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time.

Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.     Exhibits.

Exhibit No.	Exhibit Description	Schedule /Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation of NVIDIA Corporation	S-8	333-74905	4.1	3/23/1999
4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation	10-Q	000-23985	3.1	8/21/2008
4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation	8-K	000-23985	3.1	5/24/2011
4.4	Bylaws of NVIDIA Corporation, Amended and Restated as of November 29, 2016	8-K	000-23985	3.1	12/1/2016
4.5	Specimen Stock Certificate	S-1/A	333-47495	4.2	4/24/1998
5.1*	Opinion of Jones Day
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Jones Day (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)

*  Filed herewith.

Item 9.    Undertakings.

a. The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on April 24, 2020.
NVIDIA CORPORATION
By: /s/ Rebecca Peters
Rebecca Peters
Vice President, Corporate Affairs and
Assistant Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jen-Hsun Huang and Colette M. Kress, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jen-Hsun Huang Jen-Hsun Huang	President, Chief Executive Officer and Director (Principal Executive Officer)	April 24, 2020
/s/ Colette M. Kress Colette M. Kress	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 24, 2020
/s/ Donald F. Robertson Jr. Donald F. Robertson Jr.	Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 24, 2020
/s/ Robert K. Burgess Robert K. Burgess	Director	April 24, 2020
/s/ Tench Coxe Tench Coxe	Director	April 24, 2020
/s/ Persis Drell Persis Drell	Director	April 24, 2020

/s/ James C. Gaither James C. Gaither	Director	April 24, 2020
/s/ Dawn Hudson Dawn Hudson	Director	April 24, 2020
/s/ Harvey C. Jones Harvey C. Jones	Director	April 24, 2020
/s/ Michael G. McCaffery Michael G. McCaffery	Director	April 24, 2020
/s/ Stephen C. Neal Stephen C. Neal	Director	April 24, 2020
/s/ Mark L. Perry Mark L. Perry	Director	April 24, 2020
/s/ A. Brooke Seawell A. Brooke Seawell	Director	April 24, 2020
/s/ Mark A. Stevens Mark A. Stevens	Director	April 24, 2020